UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 25, 2008

FIRSTFED FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Delaware                          1-9566                                 95-4087449
                    (State of Incorporation)   (Commission File No.)   (IRS Employer Identification No.)

401 Wilshire Boulevard, Santa Monica, California,                    90401-1490
(Address of principal executive offices)                            (Zip Code)

Registrant's telephone number, including area code:       (310) 319-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02         Results of Operations and Financial Condition.

On January 25, 2008, the registrant, FirstFed Financial Corp., issued a press release setting forth the Company’s fourth quarter 2007 earnings.  A copy of this press release is attached and incorporated herein as Exhibit 99.1.

ITEM 9.01         Financial Statements and Exhibits.

      (d)      Exhibits:

                            Exhibit 99.1 - Press Release dated January 25, 2008, regarding results for the fourth quarter 2007.

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRSTFED FINANCIAL CORP.

Dated: January 25, 2008                                                                                                                                                    By:  /s/ Douglas J. Goddard
                                                                         Douglas J. Goddard
                                                                          Chief Financial Officer

FIRSTFED REPORTS PRELIMINARY RESULTS FOR THE FOURTH QUARTER OF 2007

Santa Monica, California, January 25, 2008 -- FirstFed Financial Corp. (NYSE-FED), parent company of First Federal Bank of California, today announced net income of $8.4 million or $0.61 per diluted share of common stock for the fourth quarter of 2007 compared to net income of $23.0 million or $1.57 per diluted share for the third quarter of 2007 and $33.4 million or $1.97 per diluted share of common stock for the fourth quarter of 2006. The decrease in fourth quarter net earnings resulted from increased provisions for loan losses, higher occupancy costs and increased losses on real estate operations. Also, net interest income declined due to decreased interest-earning assets and lower interest rate spreads.

Net income for the year ended December 31, 2007 was $92.9 million or $6.00 per diluted share of common stock compared to $129.1 million or $7.65 per diluted share of common stock for the year ended December 31, 2006. Earnings for the year of 2007 were also impacted by lower net interest income, higher provisions for loan losses, higher occupancy costs and increased losses on real estate operations.

The provision for loan losses increased to $21.0 million for the fourth quarter and $32.4 million for the year 2007 from $3.0 million and $12.4 million for the same periods of 2006. The increased provision was due to increases in foreclosed and delinquent single family loans resulting from the downturn in the real estate market. Single family non-accrual loans (greater than 90 days delinquent or in foreclosure) increased to $179.7 million at December 31, 2007 from $83.0 million as of September 30, 2007 and $18.5 million as of December 31, 2006. Single family loans delinquent less than 90 days increased to $236.7 million as of December 31, 2007 from $71.5 million as of September 30, 2007 and $12.9 million as of December 31, 2006.

Adjustable rate mortgages that have reached their maximum allowable negative amortization, which now require an increased payment, are a contributing factor in the higher level of delinquent loans. During the fourth quarter of 2007, just over 1,800 borrowers, with loan balances of approximately $830 million, reached their maximum level of negative amortization and had a resulting increase in their required payment. The Bank estimates that another 2,400 loans totaling approximately $1.1 billion could hit their maximum allowable negative amortization during 2008.

Impaired loans increased to $23.5 million at December 31, 2007 from $16.4 million as of September 30, 2007 and $5.4 million as of December 31, 2006 primarily due to an increase in single family non-accrual loans greater than $1.0 million. At December 31, 2007, impaired loans also include $1.8 million in modified single family loans less than $1.0 million that were classified as troubled debt restructurings. At September 30, 2007 and December 31, 2006, modified single family loans totaled $1.1 million and $1.8 million, respectively. Although modified, these loans were not considered to be troubled debt restructurings.

Net loan charge-offs totaled $9.2 million and $14.1 million for the fourth quarter and the year of 2007 compared to $90 thousand and $190 thousand for the fourth quarter and the year of 2006.  The Bank’s non-performing assets to total assets ratio increased to 2.79% at December 31, 2007 from 1.40% at September 30, 2007 and 0.21% at December 31, 2006 due primarily to increased single family non-accrual loans.

Total allowances for loan losses (general valuation allowances plus allowances for impaired loans) as a percentage of gross loans were 1.93% or $128.1 million as of December 31, 2007 compared to 1.73% or $116.2 million as of September 30, 2007 and 1.28% or $109.8 million as of December 31, 2006.

In determining the required loan loss provision and reserve for loan loss, the Bank considers all facts and information that becomes available until the final audited financial statements are completed. The current volatile market for residential property and the changing environment for mortgage loans could result in a change in these estimates between now and the date the audited financial statements are completed.

Real estate operations resulted in net losses of $2.3 million and $5.1 million for the fourth quarter and the year of 2007. These results included write-downs of single family real estate owned which totaled $2.4 million for the fourth quarter and $4.2 million for the year ended December 31, 2007. For the fourth quarter and the year ended December 31, 2006, real estate operations resulted in net losses of $81 thousand and $14 thousand, respectively.

Net interest income decreased by $5.2 million during the fourth quarter of 2007 compared to the third quarter of 2007 and by $18.6 million compared to the fourth quarter of 2006. For the year of 2007, net interest income decreased by $33.5 million compared to 2006 due to a 23% decrease in average interest-earning assets. The decrease in net interest income is primarily the result of loan payoffs and lower loan originations which caused a decline in average interest-earning assets. Average interest-earning assets decreased by 2% compared to the third quarter of 2007 and 25% compared to the fourth quarter of 2006. The interest rate spread decreased to 2.90% during the fourth quarter of 2007 from 3.12% during the third quarter of 2007 and was the same during the fourth quarter of 2006. This decrease was due to non-accrual loans and downward rate adjustments on adjustable rate mortgages which exceeded decreases in the cost of funds. The interest rate spread actually increased to 3.06% during 2007 compared to 2.71% during 2006. Due to the time lag inherent in effecting interest rate changes to adjustable loans in our portfolio; the yield on the loan portfolio was adjusting upward during the first half of 2007 and the impact of lower interest rates did not begin to take effect until the second half of 2007.

Loan originations were $369.3 million and $1.1 billion during the fourth quarter and the year of 2007 compared to $365.1 million and $2.2 billion during the fourth quarter and the year of 2006. Single family loans comprised 36% and 61% of loan originations during the fourth quarter and the year of 2007 compared with 89% and 88% of loan originations for the fourth quarter and the year of 2006.  Multi-family and commercial real estate loans comprised 60% and 37% of loan originations for the fourth quarter and the year of 2007, compared with 10% and 11% of loan originations for the fourth quarter and the year of 2006.

Loan payoffs and principal reductions totaled $437.5 million and $2.5 billion for the fourth quarter and for the year ended December 31, 2007. This compares with $831.8 million and $2.8 billion for the fourth quarter and for the year ended December 31, 2006. Due to continued loan payoffs, decreased loan originations and loan sales, the Company’s total assets decreased to $7.2 billion at December 31, 2007 from $7.4 billion at September 30, 2007 and $9.3 billion at December 31, 2006.

Only $619 thousand in loans were sold during the fourth quarter of 2007, but $417.2 million were sold during the year ended December 31, 2007. Due to unfavorable secondary market conditions, certain loans that had been originated for sale were moved to the investment portfolio at the end of the third quarter.  Upon this transfer, a $337 thousand adjustment was recorded against gain on sale of loans during the third quarter of 2007.

Negative amortization, included in the balance of loans receivable, totaled $301.7 million at December 31, 2007 compared to $215.8 million at December 31, 2006. Negative amortization represents unpaid interest earned by the Bank that is added to the principal balance of the loan. Negative amortization increased by $11.7 million and $85.9 million for the fourth quarter and for the year ended December 31, 2007 compared to increases of $38.0 million and $153.2 million for the fourth quarter and for the year ended December 31, 2006. Negative amortization as a percentage of all single family loans that have negative amortization totaled 7.68% at December 31, 2007 compared to 7.08% at September 30, 2007 and 3.93% at December 31, 2006.

The portfolio of single family loans with a one-year fixed monthly payment totaled $3.2 billion at December 31, 2007 compared to $4.6 billion at December 31, 2006. The portfolio of single family loans with three-to-five year fixed monthly payments totaled $1.1 billion at December 31, 2007 compared to $1.8 billion at December 31, 2006.

Non-interest expense was $21.7 million and $81.6 million for the fourth quarter and for the year ended December 31, 2007 compared to $19.8 million and $77.4 million for the fourth quarter and for the year ended December 31, 2006. The increase in operating expenses during 2007 compared to 2006 is due primarily to higher salary costs resulting from normal salary increases and higher occupancy costs. The higher occupancy costs result from new branches and rent expense being incurred on the Company’s prospective new headquarters while we are still paying rent on three facilities that will be replaced early in 2008 and the write off of occupancy costs upon the closure of one marginally-performing retail branch. Results for the year of 2007 include the reversal of a legal reserve due to the favorable outcome of a pending legal matter during the third quarter. As a result of the overall increase in expenses and the decrease in average total assets, the ratio of non-interest expense to average total assets increased to 1.19% and 1.02% during the fourth quarter and for the year ended December 31, 2007 compared to 0.82% and 0.76% for the fourth quarter and for the year ended December 31, 2006.

It should be noted that the double payment of rent is expected to continue during the first quarter of 2008 until the moves of the corporate headquarters, an annex facility and the loan origination center take place. At that time, the remaining lease obligations under the current leases will be written off. The write-off during the first quarter of 2008 is expected to total approximately $1.1 million.

The Bank’s risk-based capital ratio was 21.42% at December 31, 2007 and its core and tangible capital ratios were 10.97%.

For the year ended December 31, 2007, shares repurchased totaled 3,140,934 at an average price of $48.48. No shares were purchased during the fourth quarter of 2007.  Shares eligible for repurchase totaled 1,181,145 shares as of December 31, 2007.

First Federal Bank of California operates 33 retail banking offices in Southern California. In keeping with the Bank’s retail branch expansion plan, two new retail branches were opened in March and October of 2007. One retail branch was closed during December of 2007. The Bank operates 2 lending offices, one in Southern California and one in Northern California.

This news release contains certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to various factors, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. Such factors include, but are not limited to, the general business environment, interest rate fluctuations that may affect operating margin, changes in laws and regulations affecting the Company’s business, the California real estate market, and competitive conditions in the business and geographic areas in which the Company conducts its business and regulatory actions. In addition, these forward-looking statements are subject to assumptions as to future business strategies and decisions that are subject to change. The Company makes no guarantees or promises regarding future results and assumes no responsibility to update such forward-looking statements.

Contact: Douglas Goddard, Executive Vice President
(310) 319-6014

KEY FINANCIAL RESULTS FOLLOW

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share data)
(Unaudited)

	December 31, 2007	December 31, 2006
ASSETS

Cash and cash equivalents	$53,974	$151,090
Investment securities, available-for-sale (at fair value)	316,788	311,850
Mortgage-backed securities, available-for-sale (at fair value)	46,435	57,197
Loans receivable, held-for-sale (fair value of $0 and $143,141)	-	140,860
Loans receivable, net of general allowance for loan losses of $128,058 and $109,768	6,518,214	8,376,592
Accrued interest and dividends receivable	45,492	54,812
Real estate owned	21,090	1,094
Office properties and equipment, net	17,785	16,569
Investment in Federal Home Loan Bank (FHLB) stock, at cost	104,387	118,979
Other assets	98,870	66,544
	$7,223,035	$9,295,587

LIABILITIES

Deposits	$4,156,692	$5,889,881
FHLB advances	2,084,000	1,490,000
Securities sold under agreements to repurchase	120,000	978,448
Senior debentures	150,000	100,000
Accrued expenses and other liabilities	57,918	132,543
	6,568,610	8,590,872
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, par value $.01 per share; authorized 100,000,000 shares; issued 23,970,227 and 23,842,934 shares; outstanding 13,640,997 and 16,648,338 shares	240	238
Additional paid-in capital	55,232	49,610
Retained earnings	865,411	772,537
Unreleased shares to employee stock ownership plan	(339)	(2,050)
Treasury stock, at cost, 10,329,230 and 7,194,596 shares	(266,040)	(113,776)
Accumulated other comprehensive loss, net of taxes	(79)	(1,844)
	654,425	704,715
	$7,223,035	$9,295,587

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE EARNINGS
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended Dec. 31,		Twelve months ended Dec. 31,
	2007	2006	2007	2006
Interest and dividend income:
Interest on loans	$125,804	$173,949	$571,727	$682,716
Interest on mortgage-backed securities	616	740	2,642	2,899
Interest and dividends on investments	5,727	6,454	23,344	27,007
Total interest income	132,147	181,143	597,713	712,622
Interest expense:
Interest on deposits	46,586	67,503	212,310	220,932
Interest on borrowings	28,541	38,061	121,294	194,118
Total interest expense	75,127	105,564	333,604	415,050

Net interest income	57,020	75,579	264,109	297,572
Provision for loan losses	21,000	3,000	32,400	12,400
Net interest income after provision for loan losses	36,020	72,579	231,709	285,172

Other income:
Loan servicing and other fees	433	723	2,797	2,589
Banking service fees	1,767	1,813	6,802	6,596
Gain on sale of loans	(54)	2,373	4,692	6,223
Real estate operations, net	(2,253)	(81)	(5,074)	(14)
Other operating income	597	257	1,966	842
Total other income	490	5,085	11,183	16,236

Non-interest expense:
Salaries and employee benefits	12,060	11,051	49,179	45,969
Occupancy	4,275	2,863	13,370	10,687
Advertising	407	285	1,043	1,248
Amortization of core deposit intangible	127	500	879	1,995
Federal deposit insurance	550	580	2,845	1,393
Data processing	565	981	2,303	2,743
OTS assessment	499	582	2,153	2,260
Legal	570	548	211	1,467
Other operating expense	2,628	2,383	9,592	9,686
Total non-interest expense	21,681	19,773	81,575	77,448

Income before income taxes	14,829	57,891	161,317	223,960
Income taxes	6,411	24,516	68,443	94,870
Net income	$8,418	$33,375	$92,874	$129,090

Net income	$8,418	$33,375	$92,874	$129,090
Other comprehensive income (loss), net of taxes	1,715	(1,787)	1,765	(2,278)
Comprehensive income	$10,133	$31,588	$94,639	$126,812

Earnings per share:
Basic	$0.62	$2.01	$6.07	$7.79
Diluted	$0.61	$1.97	$6.00	$7.65

Weighted average shares outstanding:
Basic	13,672,034	16,589,220	15,308,048	16,571,488
Diluted	13,734,609	16,915,044	15,489,439	16,865,105

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY

KEY FINANCIAL RESULTS
 (Unaudited)

	Quarter ended December 31,
	2007	2006
	(Dollars in thousands, except per share data)
End of period:
Total assets	$7,223,035	$9,295,587
Cash and securities	$370,762	$462,940
Mortgage-backed securities	$46,435	$57,197
Loans	$6,518,214	$8,517,452
Core deposit intangible asset	$464	$1,343
Deposits-retail and commercial	$3,330,706	$3,107,212
Deposits-wholesale	$825,986	$2,782,669
Borrowings	$2,354,000	$2,568,448
Stockholders' equity	$654,425	$704,715
Book value per share	$47.97	$42.33
Tangible book value per share	$47.94	$42.25
Stock price (period-end)	$35.82	$66.97
Total loan servicing portfolio	$6,772,193	$8,785,022
Loans serviced for others	$62,044	$128,939
% of adjustable mortgages	90.17%	97.11%

Other data:
Employees (full-time equivalent)	615	603
Branches	33	32

Asset quality:
Real estate owned (foreclosed)	$21,090	$1,094
Non-accrual loans	$180,413	$18,497
Non-performing assets	$201,503	$19,591
Non-performing assets to total assets	2.79%	0.21%

Single family loans delinquent less than 90 days	$236,659	$12,940

General valuation allowance (GVA)	$127,503	$109,768
Allowance for impaired loans	555	-
Allowance for loan losses	$128,058	109,768
Allowance for loan losses as a percentage of gross loans receivable	1.93%	1.28%

Loans sold with recourse	$42,222	$53,245
Modified loans (not impaired)	$0	$1,821
Impaired loans, net	$23,536	$5,438

Capital ratios:
Tangible capital ratio	10.97%	8.49%
Core capital ratio	10.97	8.49
Risk-based capital ratio	21.42	17.53
Net worth to assets ratio	9.06	7.58

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY

KEY FINANCIAL RESULTS (continued)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
	(Dollars in thousands)

Selected ratios:
Expense ratios:
Efficiency ratio	37.70%	24.51%	29.63%	24.68%
Expense to average assets ratio	1.19	0.82	1.02	0.76
Return on average assets	0.46	1.38	1.16	1.27
Return on average equity	5.19	19.45	13.43	20.28

Yields earned and rates paid:
Average yield on loans	7.61%	7.82%	7.89%	7.24%
Average yield on investment portfolio	5.21	5.58	5.42	5.18
Average yield on all interest-earning assets	7.45	7.69	7.74	7.12
Average rate paid on deposits	4.25	4.51	4.38	4.07
Average rate paid on borrowings	5.14	5.37	5.32	4.87
Average rate paid on all interest-bearing liabilities	4.55	4.79	4.68	4.41
Interest rate spread	2.90	2.90	3.06	2.71
Effective net spread	3.21	3.21	3.42	2.97

Average balances:
Average loans	$6,609,074	$8,901,934	$7,246,523	$9,427,915
Average investments	487,105	516,160	479,668	576,878
Average interest-earning assets	7,096,179	9,418,094	7,726,191	10,004,793
Average deposits	4,351,711	5,933,678	4,845,552	5,425,751
Average borrowings	2,204,298	2,812,863	2,278,539	3,988,806
Average interest-bearing liabilities	6,556,009	8,746,541	7,124,091	9,414,557
Excess of interest-earning assets over interest-bearing liabilities	$540,170	$671,553	$602,100	$590,236

Loan originations and purchases	$369,319	$365,054	$1,071,353	$2,205,270